SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 20, 2007

Urigen Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Mahler Road, Suite 235, Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 259-0239

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Intoa Material Definitive Agreement.

On November 20, 2007, the Company entered into a Development and License Agreement with M&P Patent AG (the “Licensor”). Pursuant to the Agreement, the Licensor granted the Company an exclusive, royalty bearing license to certain patents, know-how and trademarks to develop the Licensor’s intranasal testosterone product referred to as NASOBOL®, in accordance with a development plan, and to manufacture, commercialize and sell the product.

We agreed to fund all work to be done pursuant to the development plan and bear all cost for the execution of the development plan. In addition we agreed to bear all costs in connection with the commercialization of the product.

Pursuant to the agreement, we agreed to make certain milestone payments. In addition, we agreed to make the following royalty payments:
(A)	5% on the cumulated net sales from $30,000,001 to $60,000,000;
(B)	12% on the cumulated net sales from $60,000,001 to $100,000,000;
(C)	16% on the cumulated net sales from $100,000,001 to $200,000,000;
(D)	20% on the cumulated net sales from $200,000,001 to $300,000,000; and
(E)	25% on the cumulated net sales above $300,000,000.

Further, in addition to the foregoing payments we agreed to pay the Licensor 25% of all payments received from a distributor that are attributable to the Licensor’s product and not part of gross sales.

The Company’s obligations to pay royalties shall cease if the cumulative royalty payments reaches $150,000,000 and the license shall be deemed to have been fully paid and irrevocably granted to the Company.

The term of the Agreement commences on the effective date (the date when both parties signed the agreement) and will continue until all patent rights have expired in each country. The Agreement may be earlier terminated if certain targets are not met.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description

10.1	Development and License Agreement between M&P Patent AG and Urigen Pharmaceuticals, Inc. dated as of November 20, 2007. (This exhibit is the subject of a request for confidential treatment)

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

Date: November 27, 2007	By:	/s/ William J. Garner
William J. Garner, MD
President and Chief Executive Officer

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